Exhibit 99.1

California BanCorp Reports Financial Results for the Second Quarter and

Six Months Ended June 30, 2021

Oakland, CA – July 29, 2021 – California BanCorp (NASDAQ: CALB), whose subsidiary is California Bank of Commerce, announced today its financial results for the second quarter and six months ended June 30, 2021.

The Company reported net income of $4.2 million for the second quarter of 2021, representing an increase of $1.4 million, or 48%, compared to $2.8 million for the first quarter of 2021 and an increase of $2.6 million, or 169%, compared to $1.6 million in the second quarter of 2020. For the six months ended June 30, 2021, net income was $7.0 million representing an increase of $5.0 million, or 245%, compared to $2.0 million for the same period in 2020.

Diluted per share earnings of $0.50 for the second quarter of 2021 compared to $0.34 for the first quarter of 2021 and $0.19 in the second quarter of 2020. For the six months ended June 30, 2021, diluted per share earnings of $0.84 compared to $0.25 for the same period in 2020.

“We delivered another record quarter of earnings in the second quarter driven by positive trends across most areas of the Company that resulted in a higher level of revenue, improved operating leverage, and increased profitability,” said Steven Shelton, President and CEO of California BanCorp. “Our volume of loan production increased during the second quarter across all of our targeted areas in the portfolio while we maintained discipline in pricing and underwriting criteria. This resulted in 15% annualized loan growth, excluding PPP loans, and stable average loan yields that helped support our net interest margin. The investments we have made to strengthen our Treasury Management platform have also enabled us to continue winning new deposit relationships with larger commercial clients that have more complex cash management requirements, which drove a $49.0 million increase in our non-interest bearing deposits during the second quarter. Our loan pipeline remains strong, which should result in continued loan growth in the second half of the year and additional progress on redeploying our excess liquidity into higher yielding earning assets. As we continue to drive revenue growth, we expect to realize additional operating leverage and further improvement in our core level of profitability, excluding the impact of PPP-related income.”

Financial Highlights:

Profitability—three months ended June 30, 2021 compared to March 31, 2021

•	Net income of $4.2 million and $0.50 per diluted share, compared to $2.8 million and $0.34 per share, respectively.

•	Revenue of $14.5 million increased $285,000, or 2%, compared to $14.3 million for the first quarter of 2021.

•

Provision for loan losses decreased $1.4 million due to our continued assessment of qualitative reserves regarding the general macroeconomic changes related to COVID-19 as it pertains to our overall loan portfolio.

•

Non-interest expense, excluding capitalized loan origination costs, of $11.1 million decreased $541,000, or 5%, compared to $11.6 million for the first quarter of 2021 primarily as a result of the seasonal nature of increased payroll taxes typically recognized in the first quarter of the year.

Profitability—six months ended June 30, 2021 compared to June 30, 2020

•	Net income of $7.0 million and $0.84 per diluted share, compared to $2.0 million and $0.25 per share, respectively.

•	Revenue of $28.8 million increased $5.8 million, or 25%, compared to $23.0 million in the prior year.

•

Provision for loan losses decreased $4.1 million primarily due to a charge-off recognized in the second quarter of 2020 related to a legacy problem loan as well as our continued assessment of qualitative reserves regarding the general macroeconomic changes related to COVID-19 as it pertains to our overall loan portfolio.

•	Non-interest expense, excluding capitalized loan origination costs, of $22.6 million remained consistent with the same period in the prior year.

Financial Position – June 30, 2021 compared to March 31, 2021

•

Total assets decreased by $78.5 million, or 4%, to $1.87 billion due to utilizing the increased liquidity generated from a reduction in Paycheck Protection (“PPP”) loans to repay outstanding borrowing arrangements.

•

Total gross loans decreased by $117.7 million, or 8% to $1.35 billion. Excluding the impact of PPP loans forgiven by the SBA, partially offset by new PPP loans funded under the re-launch of the PPP program, total gross loans increased during the second quarter by $41.3 million, or 4%, to $1.16 billion.

•	Total deposits increased by $50.1 million, or 3% to $1.68 billion.

•	Borrowing arrangements decreased by $134.8 million primarily due to repayment of the Federal Reserve Paycheck Protection Program Liquidity Facility (“PPPLF”).

•	Capital ratios remained healthy with a tier-one leverage ratio of 7.53%, tier I capital ratio of 9.35% and total risk-based capital ratio of 11.93%.

Net Interest Income and Margin:

Net interest income for the quarter ended June 30, 2021 was $13.6 million, an increase of $250,000, or 2%, over $13.3 million for the three months ended March 31, 2021, and an increase of $2.8 million, or 26%, over $10.8 million for the quarter ended June 30, 2020. The increase in net interest income compared to the first quarter of 2021 was primarily attributable to the accelerated amortization of fees received on PPP loans forgiven by the SBA combined with a reduction in the average cost of deposits and the repayment of previously outstanding borrowing arrangements. Compared to the second quarter of 2020, the increase in net interest income resulted from growth in earning assets and amortization of fees received on PPP loans offset, in part, by the decline in short-term interest rates.

Net interest income for the six months ended June 30, 2021 was $26.9 million, an increase of $5.9 million, or 28% over $21.0 million for the six months ended June 30, 2020. The increase in net interest income was primarily attributable to an increase in interest income as the result of amortization of loan fees collected on PPP loans, and an increase in the volume of average earning assets offset by lower yields on earning assets resulting from a decline in short-term interest rates and higher liquidity.

The Company’s net interest margin for the second quarter of 2021 was 2.98% compared to 2.94% for the first quarter of 2021 and 2.59% for the second quarter of 2020. The increase in margin compared to the prior quarter and the second quarter one year ago was primarily due to the impact of recognizing accelerated deferred fees on PPP loans granted forgiveness by the SBA, offset in part by a decrease in short-term interest rates.

The Company’s net interest margin for the six months ended June 30, 2021 was 2.96% compared to 3.06% for the same period in 2020. The decrease in margin compared to prior year was primarily due to a decrease in short-term interest rates and higher liquidity, partially offset by fees recognized on PPP loans.

Non-Interest Income:

The Company’s non-interest income for the quarters ended June 30, 2021, March 31, 2021, and June 30, 2020 was $956,000, $921,000 and $777,000, respectively. The increase in noninterest income from the second quarter of 2020 was primarily due to an increase in service charges and loan related fees.

For the six months ended June 30, 2021, non-interest income of $1.9 million compared to $2.1 million for the same period of 2020. The decrease in non-interest income from prior year was due to higher than normal loan related fees recognized in the first quarter of 2020.

Net interest income and non-interest income comprised total revenue of $14.5 million, $14.3 million, and $11.6 million for the quarters ended June 30, 2021, March 31, 2021, and June 30, 2020, respectively. Total revenue for the six months ended June 30, 2021 and 2020 was $28.8 million and $23.0 million, respectively.

Non-Interest Expense:

The Company’s non-interest expense for the quarters ended June 30, 2021, March 31, 2021, and June 30, 2020 was $9.8 million, $10.1 million, and $6.4 million, respectively. The decrease in non-interest expense compared to the first quarter of 2021 was primarily a result of the seasonal nature of increased payroll taxes typically recognized in the first quarter of the year. Compared to the second quarter of 2020, the increase in non-interest expense was primarily due to higher capitalized loan origination costs recognized in the second quarter of 2020 related to funding of PPP loans. Excluding capitalized loan origination costs, non-interest expenses for the second quarter of 2021 decreased approximately $185,000 compared to the second quarter of 2020.

Non-interest expense of $19.9 million for the six months ended June 30, 2021 compared to $16.8 million for the same period of 2020. Excluding capitalized loan origination costs, non-interest expense was $22.6 million for both of the six months ended June 30, 2021 and 2020 which reflects the Company’s continued focus on managing expenses and utilizing the recent investment in infrastructure to support the continued growth of the Company.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 67.63%, 70.70%, and 55.70% for the quarters ended June 30, 2021, March 31, 2021, and June 30, 2020, respectively. For the six months ended June 30, 2021 and 2020, the Company’s efficiency ratio was 69.15% and 73.14%, respectively.

“Over the past year we have achieved core loan growth of $220.3 million, or 23%, and deposit growth of $294.0 million, or 21%, which has driven year over year growth in revenue of $5.8 million, or 25%, while keeping expenses flat, excluding capitalized loan origination costs,” said Thomas A. Sa, Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer. “Our success in managing operating expenses has been a key driver of the operating leverage that continues to progress in our results.”

Balance Sheet:

Total assets of $1.87 billion as of June 30, 2021, represented a decrease of $78.5 million, or 4%, compared to $1.95 billion at March 31, 2021 and a decrease of $41.4 million, or 2%, compared to $1.91 billion at June 30, 2020. The decrease in total assets was due to utilizing excess liquidity to repay outstanding borrowing arrangements.

Total gross loans decreased by $117.7 million, or 8%, to $1.35 billion at June 30, 2021 compared to $1.47 billion at March 31, 2021 and increased by $53.2 million, or 4%, compared to $1.30 billion at June 30, 2020. During the second quarter of 2021, SBA loans decreased by $160.0 million primarily due to PPP loan forgiveness and commercial loans decreased by $13.4 million due to payoffs and paydowns that occurred in the normal course of business. Partially offsetting this decrease, the real estate other portfolio increased by $42.9 million due to organic growth and the other loan portfolio increased by $16.3 million primarily due to the purchase of additional residential solar loans.

Year-over-year loan growth was primarily due to increases in commercial loans and real estate other loans of $59.8 million and $107.5 million, respectively. In addition, the Company purchased three portfolios of residential solar loans totaling approximately $62.6 million. These increases were offset, in part, by a decrease in SBA loans of $168.7 million primarily due to PPP loan forgiveness.

As a result of the CARES Act PPP, which was launched in April 2020 and re-launched in January 2021, the Company funded approximately $486.7 million in loans. Approximately $292.2 million of those balances have been granted forgiveness by the SBA as of June 30, 2021.

Total deposits increased by $50.1 million, or 3%, to $1.68 billion at June 30, 2021, from $1.63 billion at March 31, 2021 and $294.0 million, or 21%, over $1.39 billion at June 30, 2020. The increase in total deposits from the end of the first quarter of 2021 was primarily due to growth of non-interest bearing demand deposits of $49.0 million.

Compared to the same period last year, deposit growth was primarily concentrated in noninterest-bearing demand and money market deposits as the result of funding PPP loans combined with organic growth. Non-interest bearing deposits, consisting primarily of commercial business operating accounts, represented 47.1% of total deposits at June 30, 2021, compared to 45.6% at March 31, 2021 and 46.4% at June 30. 2020.

The Company had no borrowing arrangements, excluding junior subordinated debt securities, as of June 30, 2021 compared to $134.8 million at March 31, 2021 and $364.7 million as of June 30, 2020. The Company utilized excess liquidity, including funds generated from the reduction of PPP loans, to repay its borrowing arrangements which were comprised primarily of the PPPLF.

Asset Quality:

The provision for loan losses decreased to $(1.1) million for the second quarter of 2021, compared to $300,000 for the first quarter of 2021 and $2.9 million for the second quarter of 2020. Net loan charge-offs in the second quarter of 2021 were $237,000 or 0.02% of gross loans, compared to net recoveries of $166,000, or 0.01% of gross loans, in the first quarter of 2021 and net charge-offs of $2.0 million, or 0.15% of gross loans, in the second quarter 2020.

Non-performing assets (“NPAs”) to total assets of 0.07% at June 30, 2021 compared to 0.01% at March 31, 2021 and 0.07% at June 30, 2020, with non-performing loans of $1.2 million, $234,000 and $1.2 million, respectively, on those dates. The increase in NPAs at June 30, 2021 compared to the prior quarter primarily related to one commercial real estate loan that is well secured and not expected to result in a loss for the Company.

The allowance for loan losses decreased by $1.3 million to $13.2 million, or 0.98% of total loans at June 30, 2021, compared to $14.5 million, or 0.99% of total loans at March 31, 2021 and increased by $716,000 compared to $12.5 million, or 0.96% of total loans at June 30, 2020. The decrease in the allowance as a percentage of total loans in the quarter ended June 30, 2021 compared to March 31, 2021 reflects the Company’s continued assessment of the qualitative reserves in response to general macroeconomic impacts related to COVID-19. The increase in the allowance ratio compared to June 30, 2020 is due to the charge-off activity recognized in the second quarter of 2020.

The Company undertook measures to support customers affected by the COVID-19 pandemic and to maintain strong asset quality, including:

•	Implementing a broad-based risk management strategy to manage credit segments on a real-time basis;

•	Monitoring portfolio risk and related mitigation strategies by segments;

•

Offering flexible repayment options to current clients and a streamlined loan modification process, when appropriate. Shortly after the onset of the pandemic in 2020, we launched a proactive deferral program that resulted in the modification of 383 loans with an aggregate balance of approximately $323.9 million. At June 30, 2021, four loans totaling $9.5 million remained on a deferred status or have had a structure modification under the CARES Act guidelines.

Capital Adequacy:

At June 30, 2021, shareholders’ equity totaled $143.7 million compared to $139.2 million at March 31, 2021 and $133.7 million one year ago. As a result, the Company’s total risk-based capital ratio, tier one capital ratio and leverage ratio of 11.93%, 9.35%, and 7.53%, respectively, were all substantially above the regulatory standards for “well-capitalized” institutions of 10.00%, 8.00% and 5.00% respectively.

About California BanCorp:

California BanCorp, the parent company for California Bank of Commerce, offers a broad range of commercial banking services to closely held businesses and professionals located throughout Northern California. The Company’s common stock trades on the Nasdaq Global Select marketplace under the symbol CALB. For more information on California BanCorp, call us at (510) 457-3751, or visit us at www.californiabankofcommerce.com.

Contacts:

Steven E. Shelton, (510) 457-3751

President and Chief Executive Officer

seshelton@bankcbc.com

Thomas A. Sa, (510) 457-3775

Senior Executive Vice President

Chief Financial Officer and Chief Operating Officer

tsa@bankcbc.com

Use of Non-GAAP Financial Information:

This press release contains both financial measures based on GAAP and non-GAAP. Non-GAAP financial measures are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-Looking Information:

Statements in this news release regarding expectations and beliefs about future financial performance and financial condition, as well as trends in the Company’s business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that the Company makes about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond the Company’s control. As a result of those risks and uncertainties, the Company’s actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause the Company to make changes to future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that the Company will not be able to continue its internal growth rate; the risk that the United States economy will experience slowed growth or recession or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect, among other things, the values of real estate collateral supporting many of the Company’s loans, interest income and interest rate margins and, therefore, the Company’s future operating results; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2020 which is on file with the Securities and Exchange Commission (the “SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which we expect to file with the SEC during the third quarter of 2021, and readers of this release are urged to review the additional information that will be contained in that report.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and may continue to adversely affect, our business, operations, financial performance and prospects. Even after the COVID-19 pandemic subsides, it is possible that the U.S. and other major economies experience or continue to experience a prolonged recession, which could materially and adversely affect our business, operations, financial performance and prospects. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. The Company disclaims any obligation to update forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise, except as may be required by.

FINANCIAL TABLES FOLLOW

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION (UNAUDITED) - PROFITABILITY

(Dollars in Thousands, Except Per Share Data)

QUARTERLY HIGHLIGHTS:
			Change			Change
	Q2 2021	Q1 2021	$	%	Q2 2020	$	%
Interest income	$15,179	$15,032	$147	1%	$12,781	$2,398	19%
Interest expense	1,593	1,696	(103)	-6%	1,996	(403)	-20%

Net interest income	13,586	13,336	250	2%	10,785	2,801	26%
Provision for loan losses	(1,100)	300	(1,400)	-467%	2,930	(4,030)	-138%

Net interest income after provision provision for loan losses	14,686	13,036	1,650	13%	7,855	6,831	87%
Non-interest income	956	921	35	4%	777	179	23%
Non-interest expense	9,835	10,080	(245)	-2%	6,440	3,395	53%

Income before income taxes	5,807	3,877	1,930	50%	2,192	3,615	165%
Income tax expense	1,645	1,068	577	54%	642	1,003	156%

Net income	$4,162	$2,809	$1,353	48%	$1,550	$2,612	169%

Diluted earnings per share	$0.50	$0.34	$0.16	47%	$0.19	$0.31	163%

Net interest margin	2.98%	2.94%	+4 Basis Points		2.59%	+39 Basis Points
Efficiency ratio	67.63%	70.70%	-307 Basis Points		55.70%	+1,193 Basis Points

YEAR-TO-DATE HIGHLIGHTS:
			Change
	Q2 2021	Q2 2020	$	%
Interest income	$30,211	$25,083	$5,128	20%
Interest expense	3,289	4,117	(828)	-20%

Net interest income	26,922	20,966	5,956	28%
Provision for credit losses	(800)	3,330	(4,130)	-124%

Net interest income after provision for credit losses	27,722	17,636	10,086	57%
Non-interest income	1,877	2,068	(191)	-9%
Non-interest expense	19,915	16,847	3,068	18%

Income before income taxes	9,684	2,857	6,827	239%
Income tax expense	2,713	834	1,879	225%

Net income	$6,971	$2,023	$4,948	245%

Diluted earnings per share	$0.84	$0.25	$0.59	236%

Net interest margin	2.96%	3.06%	-10 Basis Points
Efficiency ratio	69.15%	73.14%	-399 Basis Points

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION (UNAUDITED) - FINANCIAL POSITION

(Dollars in Thousands, Except Per Share Data)

PERIOD-END HIGHLIGHTS:

			Change			Change
	Q2 2021	Q1 2021	$	%	Q2 2020	$	%
Total assets	$1,869,063	$1,947,588	$(78,525)	-4%	$1,910,426	$(41,363)	-2%
Gross loans	1,352,639	1,470,313	(117,674)	-8%	1,299,481	53,158	4%
Deposits	1,679,772	1,629,715	50,057	3%	1,385,702	294,070	21%
Tangible equity	136,207	131,634	4,573	3%	126,090	10,117	8%
Tangible book value per share	$16.55	$16.07	$0.48	3%	$15.50	$1.05	7%
Tangible equity / total assets	7.29%	6.76%	+53 Basis Points		6.60%	+69 Basis Points
Gross loans / total deposits	80.53%	90.22%	-969 Basis Points		93.78%	-1,325 Basis Points
Noninterest-bearing deposits / total deposits	47.12%	45.56%	+156 Basis Points		46.43%	+69 Basis Points

QUARTERLY AVERAGE HIGHLIGHTS:

			Change			Change
	Q2 2021	Q1 2021	$	%	Q2 2020	$	%
Total assets	$1,909,558	$1,922,739	$(13,181)	-1%	$1,763,638	$145,920	8%
Total earning assets	1,829,980	1,839,437	(9,457)	-1%	1,675,382	154,598	9%
Gross loans	1,415,729	1,415,506	223	0%	1,233,488	182,241	15%
Deposits	1,607,847	1,569,170	38,677	2%	1,317,024	290,823	22%
Tangible equity	134,379	129,865	4,514	3%	125,767	8,612	7%
Tangible equity / total assets	7.04%	6.75%	+29 Basis Points		7.13%	-9 Basis Points
Gross loans / total deposits	88.05%	90.21%	-216 Basis Points		93.66%	-561 Basis Points
Noninterest-bearing deposits / total deposits	45.28%	43.97%	+131 Basis Points		45.81%	-53 Basis Points

YEAR-TO-DATE AVERAGE HIGHLIGHTS:

			Change
	Q2 2021	Q2 2020	$	%
Total assets	$1,916,725	$1,463,858	$452,867	31%
Total earning assets	1,835,028	1,379,808	455,220	33%
Gross loans	1,415,618	1,092,895	322,723	30%
Deposits	1,588,408	1,158,629	429,779	37%
Tangible equity	132,706	124,760	7,946	6%
Tangible equity / total assets	6.92%	8.52%	-160 Basis Points
Gross loans / total deposits	89.12%	94.33%	-521 Basis Points
Noninterest-bearing deposits / total deposits	44.64%	42.23%	+241 Basis Points

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED INTERIM FINANCIAL INFORMATION (UNAUDITED) - ASSET QUALITY

(Dollars in Thousands)

ALLOWANCE FOR LOAN LOSSES:
	06/30/21	03/31/21	12/31/20	09/30/20	06/30/20
Balance, beginning of period	$14,577	$14,111	$13,385	$12,524	$11,565
Provision for loan losses, quarterly	(1,100)	300	700	850	2,930
Charge-offs, quarterly	(278)	—	—	—	(1,976)
Recoveries, quarterly	41	166	26	11	5

Balance, end of period	$13,240	$14,577	$14,111	$13,385	$12,524

NONPERFORMING ASSETS:
	06/30/21	03/31/21	12/31/20	09/30/20	06/30/20
Loans accounted for on a non-accrual basis	$1,234	$234	$234	$580	$1,243
Loans with principal or interest contractually past due 90 days or more and still accruing interest	—	—	—	—	—

Nonperforming loans	$1,234	$234	$234	$580	$1,243
Other real estate owned	—	—	—	—	—

Nonperforming assets	$1,234	$234	$234	$580	$1,243

Loans restructured and in compliance with modified terms	—	—	—	—	—

Nonperforming assets and restructured loans	$1,234	$234	$234	$580	$1,243

Nonperforming loans by asset type:
Commercial	$—	$—	$—	$346	$1,008
Real estate other	1,000	—	—	—	—
Real estate construction and land	—	—	—	—	—
SBA	234	234	234	234	235
Other	—	—	—	—	—

Nonperforming loans	$1,234	$234	$234	$580	$1,243

ASSET QUALITY:
	06/30/21	03/31/21	12/31/20	09/30/20	06/30/20
Allowance for loan losses / gross loans	0.98%	0.99%	1.03%	0.99%	0.96%
Allowance for loan losses / nonperforming loans	1072.93%	6229.49%	6030.34%	2307.76%	1007.56%
Nonperforming assets / total assets	0.07%	0.01%	0.01%	0.03%	0.07%
Nonperforming loans / gross loans	0.09%	0.02%	0.02%	0.04%	0.10%
Net quarterly charge-offs / gross loans	0.02%	-0.01%	0.00%	0.00%	0.15%

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands, Except Per Share Data)

	Three months ended			Six months ended
	06/30/21	03/31/21	06/30/20	06/30/21	06/30/20
INTEREST INCOME
Loans	$14,703	$14,584	$12,466	$29,287	$24,248
Federal funds sold	84	88	108	172	437
Investment securities	392	360	207	752	398

Total interest income	15,179	15,032	12,781	30,211	25,083

INTEREST EXPENSE
Deposits	1,138	1,191	1,521	2,329	3,515
Other	455	505	475	960	602

Total interest expense	1,593	1,696	1,996	3,289	4,117

Net interest income	13,586	13,336	10,785	26,922	20,966
Provision for loan losses	(1,100)	300	2,930	(800)	3,330

Net interest income after provision for loan losses	14,686	13,036	7,855	27,722	17,636

NON-INTEREST INCOME
Service charges and other fees	638	641	537	1,279	1,508
Other non-interest income	318	280	240	598	560

Total non-interest income	956	921	777	1,877	2,068

NON-INTEREST EXPENSE
Salaries and benefits	6,374	6,367	2,121	12,741	8,598
Premises and equipment	1,209	1,197	1,132	2,406	2,271
Other	2,252	2,516	3,187	4,768	5,978

Total non-interest expense	9,835	10,080	6,440	19,915	16,847

Income before income taxes	5,807	3,877	2,192	9,684	2,857
Income taxes	1,645	1,068	642	2,713	834

NET INCOME	$4,162	$2,809	$1,550	$6,971	$2,023

EARNINGS PER SHARE
Basic earnings per share	$0.51	$0.34	$0.19	$0.85	$0.25

Diluted earnings per share	$0.50	$0.34	$0.19	$0.84	$0.25

Average common shares outstanding	8,209,678	8,179,667	8,127,911	8,195,380	8,115,575

Average common and equivalent shares outstanding	8,295,278	8,242,467	8,165,938	8,275,510	8,160,152

PERFORMANCE MEASURES
Return on average assets	0.87%	0.59%	0.35%	0.73%	0.28%
Return on average equity	11.76%	8.29%	4.68%	10.02%	3.07%
Return on average tangible equity	12.42%	8.77%	4.95%	10.59%	3.26%
Efficiency ratio	67.63%	70.70%	55.70%	69.15%	73.14%

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	06/30/21	03/31/21	12/31/20	09/30/20	06/30/20
ASSETS
Cash and due from banks	$26,159	$18,475	$22,485	$23,339	$22,246
Federal funds sold	366,347	342,305	396,032	480,555	485,823
Investment securities	61,142	58,105	55,093	50,906	39,723
Loans:
Commercial	425,643	439,044	414,548	379,400	365,881
Real estate other	616,451	573,520	550,690	539,541	508,916
Real estate construction and land	41,558	45,550	37,193	36,596	49,524
SBA	204,734	364,273	317,564	373,921	373,429
Other	64,253	47,926	49,075	25,706	1,731

Loans, gross	1,352,639	1,470,313	1,369,070	1,355,164	1,299,481
Unearned fee income	(629)	(1,569)	523	(1,054)	(1,569)
Allowance for loan losses	(13,240)	(14,577)	(14,111)	(13,385)	(12,524)

Loans, net	1,338,770	1,454,167	1,355,482	1,340,725	1,285,388
Premises and equipment, net	5,089	5,452	5,778	5,933	4,709
Bank owned life insurance	24,085	23,920	23,718	23,577	23,434
Goodwill and core deposit intangible	7,534	7,544	7,554	7,564	7,575
Accrued interest receivable and other assets	39,937	37,620	39,637	40,152	41,528

Total assets	$1,869,063	$1,947,588	$1,905,779	$1,972,751	$1,910,426

LIABILITIES
Deposits:
Demand noninterest-bearing	$791,580	$742,574	$673,100	$633,726	$643,354
Demand interest-bearing	36,268	33,022	34,869	32,680	28,769
Money market and savings	674,390	670,517	623,603	582,953	549,084
Time	177,534	183,602	200,634	187,873	164,495

Total deposits	1,679,772	1,629,715	1,532,206	1,437,232	1,385,702

Junior subordinated debt securities	24,745	24,729	24,994	24,990	4,986
Other borrowings	—	134,819	189,043	352,703	364,703
Accrued interest payable and other liabilities	20,805	19,147	23,126	23,231	21,370

Total liabilities	1,725,322	1,808,410	1,769,369	1,838,156	1,776,761

SHAREHOLDERS’ EQUITY
Common stock	108,417	108,430	107,948	107,776	107,241
Retained earnings	34,792	30,630	27,821	26,036	25,541
Accumulated other comprehensive (loss)	532	118	641	783	883

Total shareholders’ equity	143,741	139,178	136,410	134,595	133,665

Total liabilities and shareholders’ equity	$1,869,063	$1,947,588	$1,905,779	$1,972,751	$1,910,426

CAPITAL ADEQUACY
Tier I leverage ratio	7.53%	7.46%	7.49%	7.84%	8.13%
Tier I risk-based capital ratio	9.35%	9.47%	10.11%	10.57%	11.27%
Total risk-based capital ratio	11.93%	12.34%	13.22%	13.80%	12.87%
Total equity/ total assets	7.69%	7.15%	7.16%	6.82%	7.00%
Book value per share	$17.47	$16.99	$16.69	$16.52	$16.43
Common shares outstanding	8,229,116	8,189,598	8,171,734	8,149,678	8,133,457

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended June 30,			Three months ended March 31,
	2021			2021
	Average Balance	Yields or Rates	Interest Income/ Expense	Average Balance	Yields or Rates	Interest Income/ Expense
ASSETS
Interest earning assets:
Loans (1)	$1,415,729	4.17%	$14,703	$1,415,506	4.18%	$14,584
Federal funds sold	355,457	0.09%	84	369,223	0.10%	88
Investment securities	58,794	2.67%	392	54,708	2.67%	360

Total interest earning assets	1,829,980	3.33%	15,179	1,839,437	3.31%	15,032

Noninterest-earning assets:
Cash and due from banks	19,147			23,033
All other assets (2)	60,431			60,269

TOTAL	$1,909,558			$1,922,739

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$33,861	0.12%	$10	$34,512	0.13%	$11
Money market and savings	673,460	0.55%	925	644,740	0.61%	972
Time	172,452	0.47%	203	199,953	0.42%	208
Other	139,458	1.31%	455	192,803	1.06%	505

Total interest-bearing liabilities	1,019,231	0.63%	1,593	1,072,008	0.64%	1,696

Noninterest-bearing liabilities:
Demand deposits	728,074			689,965
Accrued expenses and other liabilities	20,334			23,351
Shareholders’ equity	141,919			137,415

TOTAL	$1,909,558			$1,922,739

Net interest income and margin (3)		2.98%	$13,586		2.94%	$13,336

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of net deferred loan fees of $1.2 million and $1.1 million, respectively.

(2)	Other noninterest-earning assets includes the allowance for loan losses of $14.6 million and $14.2 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended June 30,
	2021			2020
	Average Balance	Yields or Rates	Interest Income/ Expense	Average Balance	Yields or Rates	Interest Income/ Expense
ASSETS
Interest earning assets:
Loans (1)	$1,415,729	4.17%	$14,703	$1,233,488	4.06%	$12,466
Federal funds sold	355,457	0.09%	84	408,879	0.11%	108
Investment securities	58,794	2.67%	392	33,015	2.52%	207

Total interest earning assets	1,829,980	3.33%	15,179	1,675,382	3.07%	12,781

Noninterest-earning assets:
Cash and due from banks	19,147			21,118
All other assets (2)	60,431			67,138

TOTAL	$1,909,558			$1,763,638

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$33,861	0.12%	$10	$25,857	0.11%	$7
Money market and savings	673,460	0.55%	925	525,586	0.82%	1,075
Time	172,452	0.47%	203	162,293	1.09%	439
Other	139,458	1.31%	455	292,239	0.65%	475

Total interest-bearing liabilities	1,019,231	0.63%	1,593	1,005,975	0.80%	1,996

Noninterest-bearing liabilities:
Demand deposits	728,074			603,288
Accrued expenses and other liabilities	20,334			21,027
Shareholders’ equity	141,919			133,348

TOTAL	$1,909,558			$1,763,638

Net interest income and margin (3)		2.98%	$13,586		2.59%	$10,785

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of net deferred loan fees of $1.2 million and $414,000, respectively.

(2)	Other noninterest-earning assets includes the allowance for loan losses of 14.6 million and $12.2 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Six months ended June 30,
	2021			2020
	Average Balance	Yields or Rates	Interest Income/ Expense	Average Balance	Yields or Rates	Interest Income/ Expense
ASSETS
Interest earning assets:
Loans (1)	$1,415,618	4.17%	$29,287	$1,092,895	4.46%	$24,248
Federal funds sold	362,301	0.10%	172	256,258	0.34%	437
Investment securities	57,109	2.66%	752	30,655	2.61%	398

Total interest earning assets	1,835,028	3.32%	30,211	1,379,808	3.66%	25,083

Noninterest-earning assets:
Cash and due from banks	20,978			14,952
All other assets (2)	60,719			69,098

TOTAL	$1,916,725			$1,463,858

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$34,185	0.12%	$21	$24,802	0.11%	$14
Money market and savings	659,180	0.58%	1,897	501,039	1.00%	2,486
Time	186,021	0.45%	411	143,499	1.42%	1,015
Other	165,957	1.17%	960	153,741	0.79%	602

Total interest-bearing liabilities	1,045,343	0.63%	3,289	823,081	1.01%	4,117

Noninterest-bearing liabilities:
Demand deposits	709,022			489,289
Accrued expenses and other liabilities	22,109			19,142
Shareholders’ equity	140,251			132,346

TOTAL	$1,916,725			$1,463,858

Net interest income and margin (3)		2.96%	$26,922		3.06%	$20,966

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of net deferred loan fees of $2.3 million and $121,000, respectively.

(2)	Other noninterest-earning assets includes the allowance for loan losses of $14.4 million and $11.7 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED NON GAAP DATA (UNAUDITED)

(Dollars in Thousands)

REVENUE:
	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
Net interest income	$13,586	$13,336	$12,763	$11,188	$10,785
Non-interest income	956	921	916	1,028	777

Total revenue	$14,542	$14,257	$13,679	$12,216	$11,562

PPP RELATED DEFERRED FEES AND COSTS:

				Amortization	Deferred
	Deferred Balance at Origination			of Deferred	Balance
	2021 Program	2020 Program	Total	Balance	Remaining
PPP fees	$4,479	$9,086	$13,565	$8,703	$4,862
PPP capitalized loan origination costs	540	2,451	2,991	2,193	$798

Net PPP fees	$3,939	$6,635	$10,574	$6,510	$4,064

IMPACT OF PPP ACTIVITY REFLECTED IN

NET INTEREST INCOME:

	Amortization of Deferred Balance
	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
PPP fees	$2,185	$2,222	$2,083	$1,114	$1,099
PPP capitalized loan origination costs	514	633	527	266	253

Net PPP fees	$1,671	$1,589	$1,556	$848	$846

NON-INTEREST EXPENSE:

	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
Total non-interest expense	$9,835	$10,080	$10,416	$10,545	$6,440
Total capitalized loan origination costs	1,217	1,513	1,198	986	4,797

Total operating expenses, before capitalization of loan origination costs	$11,052	$11,593	$11,614	$11,531	$11,237

GROSS LOANS:

	06/30/21	03/31/21	12/31/20	09/30/20	06/30/20
Gross loans	$1,352,639	$1,470,313	$1,369,070	$1,355,164	$1,299,481
PPP loans	194,472	353,426	306,373	362,088	361,632

Gross loans, excluding PPP loans	$1,158,167	$1,116,887	$1,062,697	$993,076	$937,849